Exhibit (c)(v)

Project ECLIPSEDiscussion Materials for the Special Committee of the Board of Directors June 5, 2026 Confidential

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Confidential

ECLIPSE Consolidated Sensitivity Case Overview

Sensitivity Case vs. Management Projections Case

Sensitivity Case accounts for the following:

Business	Drivers	Metric	Management Projections Case	Sensitivity Case
Lawson	• Operating risk associated with growing the core business, new salesperson ramp, potentially higher customer attrition due to contemplated price increases and the risk of sales / service migration • Lower margins in 2027 – 2028 reflects modest growth in profitability; in line with 14% margin realized in select 2023 quarters	2025A – 2030E CAGR	5.9%	3.9%
		2030E Adj. EBITDA Margin	15.5%	14.0%
Gexpro	• 2026 reflects actual performance through April 2026 and ongoing macro headwinds (e.g., ocean freight rate increases, raw materials inflation) • Revenue growth rates unchanged in the outer years • Lower margin expansion compared to Management Projections to account for buyer sophistication and savviness (e.g., reduced ability to realize assumed price increases)	2025A – 2030E CAGR	5.5%	5.0%
		2030E Adj. EBITDA Margin	14.0%	13.5%
TestEquity	• Accounts for the risk associated with executing several management initiatives currently in place; 2% lower CAGR than Management Projections, informed by certain external indicators • Lower EBITDA margins compared to Management Projections due to lower operating leverage and execution risk associated with mix shift	2025A – 2030E CAGR	7.8%	5.8%
		2030E Adj. EBITDA Margin	11.4%	10.0%
Canada Branch	• 2026 reflects actual performance through April 2026, launch delay of a large project, and improving, but ongoing macro headwinds • Revenue growth rates unchanged in the outer years • Lower margin expansion at Source Atlantic business compared to the Management Projections	2025A – 2030E CAGR	6.3%	5.3%
		2030E Adj. EBITDA Margin	12.4%	11.0%

Source: ECLIPSE management projections as of May 14, 2026.

ECLIPSE / William Blair / 2

EConfidential ECLIPSE Consolidated Sensitivity Case Overview Sensitivity Case vs. Management Projections Case Total Revenue CAGR ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E 2025-2030 Management Projections Case Lawson $481 $505 $537 $571 $605 $641 5.9% Gexpro 497 534 546 577 612 650 5.5% TestEquity 783 846 908 986 1,060 1,140 7.8% Canada Branch 234 253 267 282 299 317 6.3% Other (2) (2) (2) (2) (2) (2) Total $1,992 $2,134 $2,256 $2,414 $2,574 $2,746 6.6% Sensitivity Case Lawson $481 $505 $522 $539 $560 $583 3.9% Gexpro 497 519 539 563 596 633 5.0% TestEquity 783 846 883 932 984 1,038 5.8% Canada Branch 234 241 255 270 286 303 5.3% Other (2) (3) (2) (2) (2) (2) Total $1,992 $2,108 $2,197 $2,302 $2,424 $2,555 5.1% Total Adjusted EBITDA Management Projections Case 2030 EBITDA Margin Lawson $52 $57 $64 $74 $86 $99 15.5% Gexpro 64 71 73 79 85 91 14.0% TestEquity 51 59 74 100 115 130 11.4% Canada Branch 18 23 28 31 35 39 12.4% Other (7) (7) (7) (7) (8) (8) Total $178 $202 $232 $277 $313 $352 12.8% Sensitivity Case Lawson $52 $57 $62 $68 $75 $82 14.0% Gexpro 64 69 72 76 80 86 13.5% TestEquity 51 58 67 79 91 104 10.0% Canada Branch 18 21 23 26 30 33 11.0% Other (7) (8) (7) (7) (8) (8) Total $178 $196 $218 $241 $268 $296 11.6% Source: ECLIPSE management projections as of May 14, 2026. ECLIPSE 3

ECLIPSE ECLIPSE Discounted Cash Flow Analysis – Sensitivity Case William Blair utilized a Sensitivity Case to Management Projections to calculate unlevered free cash flows for the years ending December 31, 2026, through December 31, 2030 Valuation date as of March 31, 2026 Utilizes a mid-year discount convention Assumes 29.5% tax rate per ECLIPSE Management A range of discount rates of 9.0% to 11.0% was selected and used to calculate a present value of the free cash flows and the terminal value Estimated a terminal value by utilizing a perpetuity growth rate of 2.0%—3.0% terminal year unlevered FCF(1) Assumes PV of Federal NOL of $4M Assumptions Source: Sensitivity Case Projections. Note: Cash flows are burdened by stock-based compensation. (1) As compared to long-term U.S. GDP annual growth rate outlook of 1.8% according to the Congressional Budget Office as of February 2026. (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE’s Q1 2026 10-Q, and 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE’s management. Out-of-the-money options are excluded. Confidential 4 Current Offer Price: $31.00 Perpetuity Growth Rate 2.0% 2.5% 3.0% 9.0% $27.16 $29.68 $32.62 10.0% $22.06 $23.92 $26.05 11.0% $18.09 $19.51 $21.11 Discount Rate Sensitivity Analysis Implied Equity Value Per Share(2)

ECLIPSE ECLIPSE Discounted Cash Flow Analysis – Management Projections Case William Blair utilized Management Projections to calculate unlevered free cash flows for the years ending December 31, 2026, through December 31, 2030 Valuation date as of March 31, 2026 Utilizes a mid-year discount convention Assumes 29.5% tax rate per ECLIPSE Management A range of discount rates of 9.0% to 11.0% was selected and used to calculate a present value of the free cash flows and the terminal value Estimated a terminal value by utilizing a perpetuity growth rate of 2.0%—3.0% terminal year unlevered FCF(1) Assumes PV of Federal NOL of $4M Assumptions Source: ECLIPSE management projections as of May 14, 2026. Note: Cash flows are burdened by stock-based compensation. (1) As compared to long-term U.S. GDP annual growth rate outlook of 1.8% according to the Congressional Budget Office as of February 2026. (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE’s Q1 2026 10-Q, and 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE’s management. Out-of-the-money options are excluded. Confidential 5 Current Offer Price: $31.00 Perpetuity Growth Rate 2.0% 2.5% 3.0% 9.0% $36.17 $39.29 $42.91 10.0% $29.89 $32.19 $34.82 11.0% $24.99 $26.75 $28.72 Discount Rate Management Projections Case – Sensitivity Analysis Implied Equity Value Per Share(2)

ECLIPSE Illustrative Analysis at Various Prices ($ in millions, except per share figures) Undisturbed 3/13/2026 Price per Share $19.31 $29.50 $31.00 $31.50 $32.00 $32.50 $33.00 $33.50 $34.00 $34.50 $35.00 $35.50 $36.00 $36.50 $37.00 $39.50 % premium / (discount) to undisturbed 52.8% 60.5% 63.1% 65.7% 68.3% 70.9% 73.5% 76.1% 78.7% 81.3% 83.8% 86.4% 89.0% 91.6% 104.6% % premium / (discount) to 30-Day VWAP (1) (25.3%) 14.2% 20.0% 21.9% 23.8% 25.8% 27.7% 29.6% 31.6% 33.5% 35.4% 37.4% 39.3% 41.3% 43.2% 52.9% % premium / (discount) to 60-Day VWAP (1) (27.9%) 10.1% 15.7% 17.5% 19.4% 21.3% 23.1% 25.0% 26.9% 28.7% 30.6% 32.5% 34.3% 36.2% 38.1% 47.4% % premium / (discount) to 52 week low (1) 1.5% 55.1% 63.0% 65.6% 68.2% 70.9% 73.5% 76.1% 78.8% 81.4% 84.0% 86.6% 89.3% 91.9% 94.5% 107.7% % premium / (discount) to 52 week high (1) (42.9%) (12.7%) (8.3%) (6.8%) (5.3%) (3.8%) (2.4%) (0.9%) 0.6% 2.1% 3.6% 5.0% 6.5% 8.0% 9.5% 16.9% Diluted Shares(2) 46.781 46.798 46.809 46.813 46.816 46.819 46.822 46.825 46.828 46.831 46.834 46.839 46.843 46.847 46.851 46.870 Implied Equity Value 903 1,381 1,451 1,475 1,498 1,522 1,545 1,569 1,592 1,616 1,639 1,663 1,686 1,710 1,733 1,851 Implied Enterprise Value(3) 1,589 2,066 2,136 2,160 2,183 2,207 2,230 2,254 2,277 2,301 2,324 2,348 2,372 2,395 2,419 2,537 Enterprise Value Multiples Metric Q1 2026A LTM Adj. EBITDA $170 9.3x 12.1x 12.5x 12.7x 12.8x 13.0x 13.1x 13.2x 13.4x 13.5x 13.6x 13.8x 13.9x 14.1x 14.2x 14.9x CY 2026E Adj. EBITDA (Consensus)(4) $180 8.8x 11.5x 11.9x 12.0x 12.1x 12.3x 12.4x 12.5x 12.6x 12.8x 12.9x 13.0x 13.2x 13.3x 13.4x 14.1x CY 2026E Adj. EBITDA (Management) $202 7.8x 10.2x 10.6x 10.7x 10.8x 10.9x 11.0x 11.1x 11.3x 11.4x 11.5x 11.6x 11.7x 11.8x 12.0x 12.5x Equity Value to Disinterested Shareholders $308 $324 $329 $335 $340 $345 $351 $356 $361 $367 $372 $377 $383 $388 $415 Source: SEC Filings and ECLIPSE management projections as of May 14, 2026. (1) 30-Day VWAP of $25.84 as of March 13, 2026. 60-Day VWAP of $26.80 as of March 13, 2026. 52 week low of $19.02 occurred on March 13, 2026. 52 week high of $33.80 occurred on August 26, 2025. (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE’s Q1 2026 10-Q, 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026. Out-of-the-money options are excluded. (3) Implied Enterprise Value calculated based on $53 million cash and $738 million debt per ECLIPSE balance sheet as of March 31, 2026. (4) Reflects Wall Street average consensus adj. EBITDA estimates. Confidential 52-Week Low ($19.02) 52-Week High ($33.80) Mean Analyst Price Target ($34.50)6 Revised Offer Price ($31.00)

Confidential Sector Share Price Performance and Valuation Since Undisturbed Date Relative Share Price Performance(1) 50.0% Missed Adj. EBITDA Consensus Estimates(2) 42.6% 40.0% Beat Adj. EBITDA Consensus Estimates(2) 30.0% 28.2% 20.0% 22.7% 20.1% 10.0% 0.0% 3.7% (0.3%) (10.0%) (9.7%) (20.0%) Mar-26 Apr-26 May-26 Jun-26 Current EV / NTM Adj. EBITDA and Expansion / (Contraction) Since Undisturbed Date Public Peers Median: 14.0x (0.0x) 2.9x 1.8x 2.5x 2.6x (0.1x) (0.4x) 25.0x 18.2x 17.9x 14.0x 12.7x 9.8x 7.5x Beat Adj. EBITDA Consensus Estimates(2) Missed Adj. EBITDA Consensus Estimates(2) Note: Undisturbed date of March 13, 2026 and current share price date of June 4, 2026. Sources: Company filings, CapIQ, and FactSet as of June 4, 2026; Note: Public peers includes Applied Industrial Technologies, Fastenal Company, Global Industrial Company, Hillman Solutions, MSC Industrial Direct, WESCO International, and W.W. Grainger. Public peers’ index is equal weighted. (1) Share price performance and multiple over time since the undisturbed date of March 13, 2026. (2) Indicated performance against consensus Adj. EBITDA estimates in the most recent ECLIPSE 7 quarter since the undisturbed date.

Confidential Appendix

Confidential

Lawson Sensitivity Case Overview

Sensitivity Case vs. Management Projections Case

Total Revenue

($ in millions)	2025A	2026E	2027E	2028E	2029E	2030E	CAGR 2025-2030
Management Projections Case	$481	$505	$537	$571	$605	$641	*5.9%*
Sensitivity Case	$481	$505	$522	$539	$560	$583	*3.9%*
Management Projections Case % Growth		*4.9%*	*6.4%*	*6.3%*	*6.0%*	*6.0%*	
Sensitivity Case % Growth		*4.9%*	*3.4%*	*3.3%*	*4.0%*	*4.0%*	
Δ in YoY Growth Rates		0.0%	(3.0%)	(3.0%)	(2.0%)	(2.0%)	

Adjusted EBITDA

($ in millions)	2025A	2026E	2027E	2028E	2029E	2030E	Margin Δ 2025-2030
Management Projections Case	$52	$57	$64	$74	$86	$99	
Sensitivity Case	$52	$57	$62	$68	$75	$82	
Management Projections Case % Margin	*10.7%*	*11.3%*	*12.0%*	*13.0%*	*14.3%*	*15.5%*	4.8%
Sensitivity Case % Margin	*10.7%*	*11.3%*	*12.0%*	*12.6%*	*13.3%*	*14.0%*	3.3%
Δ in EBITDA Margins		0.0%	(0.0%)	(0.3%)	(0.9%)	(1.5%)	

Margin Flowthrough

($ in millions)	2025A	2026E	2027E	2028E	2029E	2030E	AVG.
Management Projections Case		22.6%	22.8%	29.0%	35.6%	36.3%	29.3%
Sensitivity Case		22.6%	31.9%	33.2%	30.3%	31.0%	29.8%

Select Commentary

Revenue

- Reflects 3% lower revenue growth rate than Management Projections in 2027 / 2028 and 2% lower revenue growth rate than Management Projections in 2029 / 2030
- Reflects operating risk associated with:
  - Challenges with growing core business (45% of revenue)
  - Continued risk to ramp new salespeople
  - Price increases may lead to higher customer attrition
  - Risk of sales/service migration

EBITDA Margin

- 2026 EBITDA margins in line with Management Projections given 2H gross margin and expense actions put in place
- Lower margins in 2027 – 2028 reflects modest growth in profitability; in line with 14% margin realized in select 2023 quarters
- Flattens margin flowthrough toward lower end of 30% - 40% normalized range

Source: ECLIPSE management projections as of May 14, 2026.

ECLIPSE / William Blair / 9

Confidential Gexpro Sensitivity Case Overview Sensitivity Case vs. Management Projections Case Select Commentary Total Revenue Revenue CAGR • Lower revenue in 2026 compared to Management Projections ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E 2025-2030 to account for the actual performance through April 2026, Management Projections Case $497 $534 $546 $577 $612 $650 5.5% and ongoing macro headwinds (e.g., ocean freight rate Sensitivity Case $497 $519 $539 $563 $596 $633 5.0% increases, raw materials inflation) and potential for extended renewables softness Management Projections Case % Growth 7.4% 2.3% 5.8% 6.0% 6.2% Sensitivity Case % Growth 4.5% 4.0% 4.3% 6.0% 6.2% • Revenue growth rates unchanged in the outer years Ä in YoY Growth Rates (3.0%) 1.7% (1.5%) 0.0% 0.0% Adjusted EBITDA EBITDA Margin Margin Ä • Lower 2026 EBITDA margin to account for YTD April miss ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E 2025-2030 • Lower margin expansion compared to Management Management Projections Case $64 $71 $73 $79 $85 $91 Projections to account for buyer sophistication and savviness Sensitivity Case $64 $69 $72 $76 $80 $86 (e.g., reduced ability to realize assumed price increases) Management Projections Case % Margin 12.8% 13.3% 13.4% 13.6% 13.8% 14.0% 1.2% • Normalized margins in the ~13.5% range given gross margin Sensitivity Case % Margin 12.8% 13.3% 13.4% 13.4% 13.5% 13.5% 0.7% rates and relatively fixed operating expenses Ä in EBITDA Margins 0.0% (0.0%) (0.2%) (0.3%) (0.5%) • Flowthrough below expected range of 18%—20% Margin Flowthrough ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E AVG. Management Projections Case 19.1% 19.6% 17.1% 17.1% 17.2% 18.0% Sensitivity Case 23.7% 15.0% 15.0% 14.6% 13.5% 16.4% Source: ECLIPSE management projections as of May 14, 2026. ECLIPSE 10

Confidential TestEquity Sensitivity Case Overview Sensitivity Case vs. Management Projections Case Select Commentary Total Revenue Revenue CAGR • Several initiatives in place to drive new go-to-market ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E 2025-2030 strategy, including increasing wallet share with existing Management Projections Case $783 $846 $908 $986 $1,060 $1,140 7.8% customers, selling more SKUs to customers buying single a Sensitivity Case $783 $846 $883 $932 $984 $1,038 5.8% SKU, and capturing the opportunity in e-Commerce Management Projections Case % Growth 8.0% 7.4% 8.6% 7.5% 7.5% • Sensitivity Case accounts for the execution risk associated Sensitivity Case % Growth 8.0% 4.4% 5.6% 5.5% 5.5% with these initiatives and reflects ~2% lower CAGR compared to Management Projections, informed by certain external in YoY Growth Rates 0.0% (3.0%) (3.0%) (2.0%) (2.0%) indicators Adjusted EBITDA EBITDA Margin Margin • Lower EBITDA margins compared to Management ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E 2025-2030 Projections due to: Management Projections Case $51 $59 $74 $100 $115 $130 Lower operating leverage Sensitivity Case $51 $58 $67 $79 $91 $104 Management Projections Case % Margin 6.5% 7.0% 8.1% 10.2% 10.8% 11.4% 4.9% Execution risk through 2028 associated with mix shift Sensitivity Case % Margin 6.5% 6.8% 7.6% 8.4% 9.2% 10.0% 3.5% towards higher margin value-added services and chambers in EBITDA Margins (0.1%) (0.5%) (1.8%) (1.6%) (1.4%) Results in the $100M 2028 EBITDA assumed in the Margin Flowthrough Management Projections achieved in 2030 instead ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E AVG. Typical margin flowthrough range of 19%—20%; Management Projections Case 12.7% 23.7% 34.1% 19.3% 19.6% 21.9% Sensitivity Case higher given cost over Management Plan Sensitivity Case 11.0% 25.5% 22.6% 23.6% 24.4% 21.4% Source: ECLIPSE management projections as of May 14, 2026. ECLIPSE 11

Confidential Canada Sensitivity Case Overview Sensitivity Case vs. Management Projections Case Select Commentary Total Revenue Revenue CAGR • 2026 reflects actual performance through April 2026, launch ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E 2025-2030 delay of a large project, and improving, but ongoing macro Management Projections Case $234 $253 $267 $282 $299 $317 6.3% headwinds Sensitivity Case $234 $241 $255 $270 $286 $303 5.3% • Revenue growth rates unchanged in the outer years Management Projections Case % Growth 8.0% 5.6% 5.9% 6.0% 6.0% • Given the project business, revenues are lumpier than typical Sensitivity Case % Growth 3.2% 5.6% 5.9% 6.0% 6.0% MRO business Ä in YoY Growth Rates (4.8%) 0.0% 0.0% 0.0% 0.0% Adjusted EBITDA EBITDA Margin Margin Ä and Source Atlantic businesses –• Canada comprises Bolt ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E 2025-2030 Sensitivity Case accounts for lower margin expansion at Management Projections Case $18 $23 $28 $31 $35 $39 Source Atlantic compared to the Management Projections Sensitivity Case $18 $21 $23 $26 $30 $33 ? When Source Atlantic was acquired in 2024, EBITDA Management Projections Case % Margin 7.7% 9.1% 10.5% 11.1% 11.8% 12.4% 4.7% Margins were 5.8% Sensitivity Case % Margin 7.7% 8.6% 9.2% 9.8% 10.4% 11.0% 3.3% ? In 2025, Source Atlantic EBITDA margins were 4.8% Ä in EBITDA Margins (0.6%) (1.3%) (1.4%) (1.4%) (1.4%) ? Management Projections projected Source Atlantic Margin Flowthrough EBITDA margins expanding to 10% by 2030 and Bolt in ($ in millions) 2025A 2026E 2027E 2028E 2029E 2030E AVG. the 13% -14% range Management Projections Case 27.0% 35.3% 22.1% 22.3% 22.7% 25.9% • Higher flowthrough in 2026 due to expense take-outs Sensitivity Case 35.6% 20.1% 20.2% 20.6% 21.2% 23.5% (bundles) and then normalizes at ~20% Source: ECLIPSE management projections as of May 14, 2026. ECLIPSE 12

Confidential

Updates to Management Plan

The Management Plan was updated in May to reflect Eastern Valve pro forma for 2025 and Q1 2026 operating performance for 2026

Updated Management Plan as of May 14, 2026

Total Revenue			
($ in millions)	**2025A[1]**	**2026E**	**'26E % Growth**
Lawson	$481	$505	*4.9%*
Gexpro	$497	$534	*7.4%*
TestEquity	$783	$846	*8.0%*
Canada Branch	$234	$253	*8.0%*
Other	($2)	($2)	*(12.4%)*
Consolidated	**$1,992**	**$2,134**	***7.1%***

Adjusted EBITDA			
($ in millions)	**2025A[1]**	**2026E**	**'26E % Margin**
Lawson	$52	$57	*11.3%*
Gexpro	$64	$71	*13.3%*
TestEquity	$51	$59	*7.0%*
Canada Branch	$18	$23	*9.1%*
Other	($7)	($7)	
Consolidated	**$178**	**$202**	***9.5%***

Special Committee Approved Plan as of April 21, 2026

Total Revenue			
($ in millions)	**2025A**	**2026E**	**'26 % Growth**
Lawson	$481	$504	*4.8%*
Gexpro	$497	$528	*6.2%*
TestEquity	$783	$843	*7.7%*
Canada Branch	$221	$252	*14.0%*
Other	($2)	($2)	*(16.0%)*
Consolidated	**$1,980**	**$2,125**	***7.3%***

Adjusted EBITDA			
($ in millions)	**2025A**	**2026E**	**'26 % Margin**
Lawson	$52	$57	*11.3%*
Gexpro	$64	$71	*13.5%*
TestEquity	$51	$59	*7.0%*
Canada Branch	$16	$23	*9.1%*
Other	($7)	($7)	
Consolidated	**$175**	**$203**	***9.6%***

Source: ECLIPSE management projections.
(1) The 2025A figures are now pro forma for the acquisition of Eastern Valve; adding $12,463,000 of revenue and $2,347,000 of adjusted EBITDA to the Canada Branch Division.

ECLIPSE / William Blair / 13

Confidential

ECLIPSE Share Price Performance Since Merger

Relative Share Price Performance


125.0%
100.0%
75.0%
50.0%
25.0%
0.0%
(25.0%)
(50.0%)
Apr-22
Sep-22
Feb-23
Jul-23
Dec-23
May-24
Oct-24
Mar-25
Aug-25
Jan-26
Jun-26
Public Peers: 82.8%
S&P 500: 66.8%
ECLIPSE: 42.9%
Undisturbed Date: 3/13/2026
Earnings Surprises[1]
2022
2023
2024
2025
2026

Market Value and Trading Multiples	03/13/2026 (Undisturbed)	06/04/2026 (Current)
Share Price	$19.31	$27.65
Diluted Shares Outstanding (M)[2]	46.781	46.782
Equity Value ($M)	**$903**	**$1,294**
Net Debt ($M)[3]	$685	$685
Enterprise Value ($M)	**$1,589**	**$1,979**
EV / LTM Q1 2026A Adj. EBITDA ($170M)	**9.3x**	**11.6x**
EV / 2026E Adj. EBITDA ($180M)[4]	**8.8x**	**11.0x**

Relative Share Price Return (Current)

	One-Year	Two-Year	Since Merger[5]
ECLIPSE	2.3%	(12.0%)	42.9%
S&P 500	27.0%	43.3%	66.8%
Public Peers	34.8%	40.2%	82.8%

Relative Share Price Return (Undisturbed)

	One-Year	Two-Year	Since Merger[5]
ECLIPSE	(32.3%)	(37.5%)	(0.2%)
S&P 500	20.1%	28.4%	45.9%
Public Peers	23.4%	9.8%	52.9%

Sources: Company filings, CapIQ, and FactSet as of June 4, 2026; Note: Public peers includes Applied Industrial Technologies, Fastenal Company, Global Industrial Company, Hillman Solutions, MSC Industrial Direct, WESCO International, and W.W. Grainger. Public peers' index is equal weighted. (1) Surprise based on actual adj. EBITDA vs Wall Street average consensus adj. EBITDA estimates. Note: Earnings surprise history was available from Q3 2022 after merger announcement. (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE's Q1 2026 10-Q, and 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE's management. Out-of-the-money options are excluded. (3) Per ECLIPSE balance sheet as of March 31, 2026. (4) Reflects Wall Street average consensus adj. EBITDA estimates. (5) Since April 1, 2022, most recent closing price prior to Lawson merger closing.

ECLIPSE / William Blair / 14